Exhibit 23








Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

RE:  Hannaford Bros. Co.
     Registrations on Form S-8

We are aware that our report dated October 17, 1994, on our review of interim financial information of Hannaford Bros. Co. and subsidiaries for the three-month and nine-month periods ended October 1, 1994, and included in the Company's quarterly report on Form 10-Q for the quarter then ended is incorporated by reference in the Registration Statements on Form S-8
(Numbers 2-77902, 2-77903, 2-98387, 33-1281, 33-22666, 33-31624 and
33-45273). Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the Registration Statements prepared or certified by us within the meaning of Sections 7 and 11 of that Act.



s/Coopers & Lybrand L.L.P.

Portland, Maine
October 31, 1994